Exhibit 2.1
Execution Version

ASSET PURCHASE AGREEMENT
BETWEEN
DEALERTRACK AAX, INC.,
JM FAMILY ENTERPRISES, INC.
AND
JM DEALER SERVICES, INC.
Dated as of January 23, 2009

i

Exhibits

Exhibit A	– Form of Transition Services Agreement
Exhibit B	– Form of Continuation Agreement
Exhibit C	– Form of DealerTrack Services Credit Agreement
Exhibit D	– Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit E	– Form(s) of Assignments of Business Intellectual Property
Exhibit F	– Form of Offer Letter
Exhibit G	– Form of PinPoint Software License
Schedules

Schedule 1.01(a)	Business Intellectual Property
Schedule 1.01(b)	Intellectual Property Related to the Menu Product
Schedule 2.01(b)	Additional Tangible Personal Property
Schedule 2.01(c)	Assumed Contracts
Schedule 2.02(n)	Additional Excluded Assets
Schedule 2.07(b)(x)	Signatories to Proprietary Information and Inventions Agreement
Schedule 2.07(b)(xii)	Terminated Intracompany Contracts
Schedule 2.08(b)	AAX Allocation
Schedule 3.01	Jurisdictions in which Seller is Qualified to do Business
Schedule 3.03(c)	Subsidiaries
Schedule 3.04(b)	Required Consents
Schedule 3.05	Non-Contravention
Schedule 3.06(a)(i)	Financial Statements
Schedule 3.06(a)(ii)	Additional Financial Statements
Schedule 3.07	Absence of Certain Changes
Schedule 3.12	Undisclosed Liabilities
Schedule 3.14(a)	Material Contracts
Schedule 3.14(b)	Standard Customer Agreement
Schedule 3.15	Intellectual Property
Schedule 3.16	Insurance
Schedule 3.17(d)	Permits
Schedule 3.18(a)	Employees

Schedule 3.18(b)	Contingent Workers
Schedule 3.18(h)	Labor Complaints
Schedule 3.18(i)	Employee Plans
Schedule 3.20(a)	Customers
Schedule 3.20(b)	Suppliers
Schedule 3.20(c)	Subsidies or Other Financial Assistance
Schedule 3.21	Standard Terms and Conditions
Schedule 3.22(a)	Transactions with Affiliates
Schedule 3.22(b)	Intercompany Arrangements
Schedule 5.03(a)	Additional Business Subject to Non-Compete
Schedule 5.07	Purchase Price Adjustment Amount
Schedule 9.01	Transferred Employees; Current Salary; Severance Policy

     This Asset Purchase Agreement (the “Asset Purchase Agreement”) contains representations and warranties that Seller Parties and DealerTrack made to each other. These representations and warranties were made only for the purposes of the Asset Purchase Agreement and solely for the benefit of Seller Parties and DealerTrack as of specific dates, may be subject to important limitations and qualifications agreed to by Seller Parties and DealerTrack and included in confidential disclosure schedules provided by Seller Parties and DealerTrack in connection with the signing of the Asset Purchase Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between Seller Parties and DealerTrack instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Asset Purchase Agreement by DealerTrack with the Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Asset Purchase Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, Seller Parties and DealerTrack.
ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of January 23, 2009, is between DealerTrack AAX, Inc., a Delaware corporation (“Buyer”), JM Family Enterprises, Inc., a Delaware corporation (“Seller Parent”) and JM Dealer Services, Inc., a Delaware corporation and wholly-owned subsidiary of Seller Parent (“Seller”, and together with Seller Parent, the “Seller Parties”). Buyer and Seller Parties are sometimes referred to herein together as the “Parties” and each individually as a “Party.”
RECITALS:
     WHEREAS, Seller Parties own or have the rights to use and transfer all of the assets used in connection with the Business;
     WHEREAS, Seller Parties desire to sell, and Buyer desires to purchase, certain assets used in connection with the Business on the terms and conditions set forth in this Agreement (including, without limitation, all of the capital stock of AAX); and
     WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article I hereof.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the Parties hereto do hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01. Definitions. As used in this Agreement and the exhibits and schedules delivered pursuant to this Agreement, the following definitions shall apply:
     “AAX” means American Auto Exchange, Inc., a Florida corporation and wholly-owned subsidiary of Seller.
     “AAX Allocation” has the meaning given in Section 2.08(b).
     “AAX Allocation Statement” has the meaning given in Section 2.08(b).
     “AAX Business” means the software-based automatic vehicle inventory management service marketed and sold by Seller as the AAX™ Automotive Inventory Management Suite. The AAX Vehicle Inventory Management Suite software includes the AXX PriceDriver™, Ideal Inventory Model™, TradeDesk and Internet Marketing Solution software modules. These software-based tools provide vehicle appraisal and appraisal management, optimal retail inventory modeling, vehicle pricing, on-line retail listing, on-line vehicle merchandising management, online software-based used car inventory sourcing and inventory allocation between multiple retail locations. The AAX Business also includes training and consulting services provided by Seller that support the software solution by providing initial and on-going training in system usage, assistance in implementing processes around the software, and insight into methods and techniques for maximizing the results achieved by utilizing the software. Additionally, the AAX Business provides Inventory Optimization Services to assist dealership groups in allocating vehicles to optimal retail locations within the group. The AAX Business specifically excludes (i) all new and used vehicle training and consulting services provided by Southeast Toyota Distributors, LLC (“SET”) and its Affiliates to Toyota dealers that are franchisees of SET and (ii) all vehicle inspection services, inventory auditing services, inventory liquidation support and services, vehicle remarketing services and auction management services performed, marketed or sold by World Omni Financial Corp. and its subsidiaries; provided however that the activities described in (i) and (ii) shall not include any software offering which provides similar functionality to the AAX Vehicle Inventory Management Suite.
     “Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in Law or equity, or before any arbitrator or Governmental Entity.
     “Additional Financial Statements” has the meaning given in Section 3.06(a).
     “Adjusted Cash Purchase Price” has the meaning given in Section 2.06(a).
     “Affiliate” means, with respect to any Person, any Person controlling, controlled by, or under common control with such other Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
     “Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     “Agreement” has the meaning given in the Preamble.
     “Allocation Schedule” has the meaning given in Section 2.08(a).
     “Ancillary Agreements” means the Transition Services Agreement, Continuation Agreement, DealerTrack Services Credit Agreement, PinPoint Software License and any other additional agreements to be entered into simultaneously with, or in contemplation of, this Agreement and delivered at the Closing.
     “Apportioned Obligations” has the meaning given in Section 8.01(a).
     “Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.
     “Assumed Contracts” has the meaning given in Section 2.01(c).

     “Assumed Liabilities” has the meaning given in Section 2.03.
     “Balance Sheet” means the balance sheet of the Business as of the Balance Sheet Date found on Schedule 3.06(a).
     “Balance Sheet Date” means December 31, 2008.
     “Bill of Sale, Assignment and Assumption Agreement” has the meaning given in Section 2.07(b)(v).
     “Business” means, collectively, only the AAX Business and the PinPoint Business.
     “Business Day” means any day that is not Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
     “Business Employees” has the meaning given in Section 3.18(a).
     “Business Intellectual Property” means all (a) (i) Trademarks used exclusively in connection with the operation of the Business and (ii) Copyrights, Patents and Trade Secrets that are necessary for Buyer to perform under the Customer Contracts and all other Copyrights, Patents and Trade Secrets used exclusively in connection with the operation of the Business or developed for future use in the Business, in the case of the foregoing clauses (i) and (ii) above, including, without limitation, items listed on Schedule 1.01(a); (b) all Intellectual Property listed on Schedule 1.01(b); and (c) tangible embodiments, goodwill, franchises, licenses, permits, consents, approvals, claims of infringement and misappropriation against third parties, and any other proprietary rights relating to all items in the foregoing clauses (a) and (b).
     “Business Products” has the meaning given in Section 3.21.
     “Buyer” has the meaning given in the Preamble.
     “Buyer Group” has the meaning given in Section 10.02.
     “Cause” has the meaning given in Section 9.01.
     “Change in Control of Buyer” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, on an arm’s-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Exchange Act) acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting stock of Buyer in such transaction(s), (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis, or (c) there occurs a merger, consolidation or other reorganization or business combination with a third party and Buyer is not the surviving entity.
     “Closing” has the meaning given in Section 2.07.

     “Closing Date” means the date of the Closing.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contingent Worker” has the meaning given in Section 3.18(b).
     “Continuation Agreement” means the Continuation Agreement, substantially in the form attached hereto as Exhibit B, among Seller Parent, Seller and Buyer dated the date hereof.
     “Contract” means any contract, agreement, arrangement, bond, insurance policy, commitment, franchise, indemnity, indenture, instrument, lease, license, insurance policy or understanding, whether or not in writing.
     “Copyrights” means all copyrights in both published and unpublished works (whether or not registered), including without limitation all compilations, databases and computer programs, software, firmware and documents, records and files relating to design, end user documentation and manuals, manufacturing, quality control, sales, marketing or customer support and other documentation and all applications, registrations and renewals in connection therewith, and all derivatives, translations, adaptations and combinations of the foregoing.
     “Current Salary” has the meaning given in Section 9.01.
     “Customer Contracts” has the meaning given in Section 2.01(c).
     “DealerTrack Services Credit Agreement” means the DealerTrack Services Credit Agreement, substantially in the form attached hereto as Exhibit C, among Seller Parent, Seller and Buyer dated the date hereof.
     “Designated Account” means the bank account to be designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.
     “Disclosure Schedules” has the meaning given in the preamble to Article III.
     “Employee Plan” has the meaning given in Section 3.18(i).
     “Environmental Laws” has the meaning given in Section 3.19.
     “Environmental Liabilities” has the meaning given in Section 3.19.
     “Equity Securities” means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.
     “ERISA” has the meaning given in Section 3.18(i).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Assets” has the meaning given in Section 2.02.
     “Excluded Liabilities” has the meaning given in Section 2.04.
     “Expiration Date” has the meaning given in Section 10.01(b).
     “Financial Statements” has the meaning given in Section 3.06(a).
     “GAAP” means generally accepted accounting principles in effect in the United States as of the date hereof.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Hazardous Materials” has the meaning given in Section 3.19.
     “Indebtedness” means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by Seller to any bank or other financial institution or other unaffiliated lender (including any lessor on a capital lease), any other outstanding obligations (including bank overdrafts) of Seller to any bank or other financial institution or other financing source, or other unaffiliated lender (including any lessor on a capital lease) as of the date hereof (not including any trade payables), the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on, Seller’s notes payable and any other obligations to any shareholder, former shareholder or any Affiliate of Seller as of the date hereof, and Seller’s obligations, contingent or otherwise, under factoring arrangements entered into by Seller.
     “Indemnified Party” has the meaning given in Section 10.04(a).
     “Indemnifying Party” has the meaning given in Section 10.04(a).
     “Intellectual Property” means any and all of the following as they exist throughout the world, whether tangible or intangible:
          (a) Patents, Trademarks, Copyrights and Trade Secrets, and all goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties relating to any of the foregoing;
          (b) all tangible embodiments of all intellectual property described in (a) above; and
          (c) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing intellectual property described in (a) and (b) above.
     “Interested Person” has the meaning given in Section 3.22(a).
     “IRS” has the meaning given in Section 2.08(a).

     “JM&A” means Jim Moran & Associates, Inc.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, rule, regulation, ordinance, code, requirement or interpretation of any Governmental Entity and any Order, including, but not limited to, all applicable federal, state and local privacy and anti-SPAM statutes, laws and regulations, including, without limitation, the Gramm-Leach-Bliley Act and Section 5 of the Federal Trade Commission Act.
     “Lease” means the lease by and between Seller and Art Four Hickory Corporation, dated August 4, 2006, related to Seller’s Office, as amended on March 16, 2007 and July 31, 2007.
     “Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown.
     “Licenses-In” has the meaning given in Section 3.15(a).
     “Licenses-Out” has the meaning given in Section 3.15(a).
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien (other than liens for Taxes that are not yet due and payable) or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Seller or any of its Affiliates, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case, that affects a Purchased Asset.
     “Loss” has the meaning given in Section 10.02.
     “Material Adverse Change” means a material adverse change in the business, assets, financial condition, results of operations or prospects of Seller or the Business taken as a whole.
     “Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Business taken as a whole.
     “Mutual Confidentiality Agreement” has the meaning given in Section 5.01.
     “Notice of Claim” has the meaning given in Section 10.04(a).
     “Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.
     “Organizational Documents” has the meaning given in Section 2.02(b).
     “Other Taxes” has the meaning given in Section 8.02(c)(i).
     “Parties” has the meaning given in the Preamble.
     “Patents” means all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications (including provisional applications) and patent disclosures, together with all reissuances, continuations, continuations in part, divisions, revisions, extensions and re-examinations thereof.
     “Permit” means any license, permit, franchise, certificate of authority, Approval or any waiver of the foregoing, required to be issued by any Governmental Entity.
     “Permitted Liens” has the meaning given in Section 3.08(a).
     “Person” means an individual, corporation, partnership, limited liability company, association, cooperative, joint stock company, trust, joint venture or other entity or organization, including a governmental authority, body or entity or any political subdivision, department, agency or instrumentality thereof.
     “Personal Property” has the meaning given in Section 3.08(a).
     “PinPoint Business” means the software-based F&I department reporting tool that Seller and its Affiliates use internally and with their dealer customers known as PinPoint. The PinPoint tool provides retail automobile dealerships with reporting and analysis on F&I department transactions.
     “PinPoint Software License” means the PinPoint Software License, substantially in the form attached hereto as Exhibit G, between Buyer and JM&A.
     “Plant Closing Law” means the Federal Workers Adjustment and Retraining Notification Act or any similar state Law.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
     “Pre-Closing Consolidated Return” has the meaning given in Section 8.02(a).
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
     “Proprietary Information and Inventions Agreement” means Buyer’s or its Affiliates’ standard form of Proprietary Information and Inventions Agreement.
     “Publicly Available Software” has the meaning given in Section 3.15(j).
     “Purchase Price” has the meaning given in Section 2.06(a).
     “Purchase Price Adjustment Amount” means the amount set forth on Schedule 5.07 which shall be equal to: (a) any deposits, prepaid expenses, prepaid fees and other similar prepaid amounts included in the Purchased Assets, solely to the extent that they relate to periods from and after the Closing Date; less (b) all amounts due and owing by Seller under the Assumed Contracts, solely to the extent that they relate to periods prior to the Closing Date. For the avoidance of doubt, the Purchase Price Adjustment Amount may be a positive or negative number.
     “Purchased Assets” has the meaning given in Section 2.01.
     “Real Property” has the meaning given in Section 2.02(f).
     “Required Consent” has the meaning given in Section 3.04(b).
     “Seller” has the meaning given in the Preamble.
     “Seller Affiliated Group” has the meaning given in Section 3.23(b).
     “Seller Customer Information” has the meaning given in Section 3.17(c).
     “Seller Employee Plan” has the meaning given in Section 3.18(i).
     “Seller Group” has the meaning given in Section 10.03.
     “Seller Parent” has the meaning given in the Preamble.
     “Seller Parties” has the meaning given in the Preamble.
     “Seller’s Knowledge”, “to Seller’s Knowledge,” “aware,” “awareness” and words of similar import means the actual knowledge following reasonable inquiry of Scott Barret, Scott Eisenfelder, Rick Griskie, John Hoctor, Robert Haeffner, Benjamin Juster and Timothy Zierden.
     “Seller’s Office” means 1755 Wittington Place, Suite 450, Dallas, Texas 75234.
     “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such Person beneficially owns a majority of the voting or Equity Securities.
     “Surviving Representations” has the meaning given in Section 10.01(b).
     “Tangible Personal Property” has the meaning given in Section 2.01(b).
     “Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, recording, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including Liability for Taxes imposed on another Person, whether arising as a result of being (or ceasing to be) a member of an Affiliated Group or by being included (or required to be included) in any Tax Return relating thereto or incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.
     “Tax Proceeding” has the meaning given in Section 3.23(a).
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment, schedule or attachment thereto, and including any amendment thereof.
     “Third Party IP Rights” has the meaning given in Section 3.15(d).
     “Threshold Amount” has the meaning given in Section 10.05(b).
     “Trademarks” means all rights in registered and unregistered trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith.
     “Trade Secrets” means all rights in trade secrets and confidential or proprietary information, ideas, research and development, know how, formulas, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, algorithms, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals
     “Transfer Taxes” means all federal, state, local and foreign sales, use, transfer, recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Purchased Assets, the payment of the Purchase Price or the assumption of the Assumed Liabilities.
     “Transferred Employee” has the meaning given in Section 9.01.
     “Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit A, among Seller Parent, Seller and Buyer dated the date hereof.
     “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.
     “Valuation Consultant” means Empire Valuation Consultants, LLC.
     “Vehicle” means a new or used automobile, pickup truck, snowmobile, recreational vehicle, motorcycle, ATV, boat or other watercraft, other commercial vehicle or other vehicle.
     “WARN Act” has the meaning given in Section 3.18(h).

ARTICLE II
PURCHASE AND SALE
     2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or to cause its designated Affiliate or Affiliates to purchase) from Seller Parties, and Seller Parties agree to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer (or its designated Affiliate or Affiliates) at Closing all of their respective right, title and interest in, to and under the Purchased Assets (as defined below). For the purposes of this Agreement, the term “Purchased Assets” means all of Seller’s assets, properties and Business of every kind and description, wherever located, personal or mixed, tangible or intangible, owned, held or used predominantly in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all assets of the Business acquired by Seller between the Balance Sheet Date and the Closing Date, and including, without limitation, all right, title and interest of Seller Parties in, to and under such of the foregoing as are more specifically described and limited below; provided that the Purchased Assets will not include any of the Excluded Assets:
          (a) all transferable governmental licenses, Permits or other governmental authorizations, or in each case, application therefore, used exclusively in the Business, including, without limitation, the items listed on Schedule 3.04(b) and Schedule 3.17(d);
     (b) except as set forth in Schedule 2.02(n), (i) all tangible personal property and interests, including all machinery, equipment, furniture, office equipment, computers, communications equipment, Vehicles, spare and replacement parts and other tangible property (“Tangible Personal Property”), located at Seller’s Office; (ii) all Tangible Personal Property used exclusively in connection with the Business wherever located; and (iii) all items listed on Schedule 2.01(b);
          (c) except as set forth in Schedule 2.02(n) and described in Section 2.01(h), (i) the Lease; (ii) all rights under all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments with customers of the Business, including, without limitation, the items listed on Schedule 2.01(c) (“Customer Contracts”); (iii) all contracts, agreements, licenses, commitments, sales and purchase orders and other instruments with resellers, vendors, service providers or suppliers of the Business, including, without limitation, the items listed on Schedule 2.01(c), except for any such contracts, agreements, licenses, commitments, sales and purchase orders and other instruments to which Seller, Seller Parent or other Affiliate of Seller is a party that relates to telephone, internet, telecom, email, data storage, data transmission, data processing, network or other technology or infrastructure services provided to or shared by Seller Parent or Affiliates of Seller Parent (collectively (i), (ii) and (iii), the “Assumed Contracts”);
          (d) except as set forth in Schedule 2.02(n), all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating exclusively to the Business or the Purchased Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent that any of the foregoing related to the Excluded Liabilities or Excluded Assets;

          (e) except as set forth in Schedule 2.02(n), all prepaid expenses and deposits to the extent used by Seller or held by Seller for use in connection with the Business, including, without limitation, ad valorem taxes, leases and rentals, except to the extent that any of the foregoing relate to the Excluded Assets;
          (f) all proceeds received by Seller (including judgments, indemnity payments, amounts received in settlement and payments under any insurance policies) in respect of any Action to the extent relating to the Business to which Seller is a party in any capacity that is based upon or arises out of any event, dispute or other occurrence prior to the Closing Date, except to the extent that any of the foregoing related to the Excluded Liabilities or the Excluded Assets;
          (g) all of Seller Parties’ right, title and interest in and to the Business Intellectual Property;
          (h) except as set forth in Schedule 2.02(n), all rights of Seller under any confidentiality, non-competition, non-solicitation, invention or similar agreements with current or former employees of Seller or its Affiliates and independent contractors, in each case who currently provide or provided services to the Business and/or participated in the development of Business Intellectual Property, provided that, with respect to those items that relate to employees of the Seller Parties who are not Transferred Employees, such rights will be limited exclusively to those rights to the extent they relate to the Business;
          (i) except as set forth in Schedule 2.02(n), all books, records, files, ledgers, correspondence and papers, whether in hard copy or computer format to the extent used by Seller or held by Seller for use principally in connection with the Business and all rights related thereto, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists and records relating to present and former suppliers, customers, agents, dealers, sales representatives, resellers, vendors and service providers, mailing lists, marketing materials and advertising matter;
          (j) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business, but excluding all goodwill related to or associated with the Excluded Assets; and
          (k) all of the issued and outstanding shares of AAX and the articles of incorporation, corporate seals, minute books, capital stock books and other corporate or comparable organizational records of AAX and all information relating to the Taxes imposed on or with respect to AAX.
     2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:
          (a) the Purchase Price and Seller’s rights under this Agreement and the Ancillary Agreements;

          (b) except as otherwise specifically provided in Section 2.01(i) and Section 2.01(k), articles of incorporation, corporate seals, minute books, capital stock books and other corporate or comparable organizational records (“Organizational Documents”) having to do with the organization and capitalization of Seller and all income Tax Returns and other records; provided, however, that copies of AAX’s Tax Returns shall be provided to Buyer at Closing, if such copies have not been previously provided to Buyer;
          (c) all accounts, notes and other receivables used by Seller or held by Seller for use in connection with the Business;
          (d) all of Seller’s insurance policies, and all of Seller’s contracts, credits, reserves and other sources of funding with respect to any Seller Employee Plans;
          (e) except as otherwise specifically provided in Section 2.01(h), all employment, severance and change in control agreements to which Seller is a party;
          (f) except for the Lease, all real property and leases and subleases of, and other interests in real property used by Seller or held by Seller for use in connection with the Business, in each case, together with all buildings, fixtures and improvements erected thereon (the “Real Property”);
          (g) Seller’s bank accounts, cash, cash equivalents and investments;
          (h) all licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business and which are not lawfully transferable;
          (i) all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties, to the extent that any of the foregoing are related to the Excluded Liabilities;
          (j) all proceeds received by Seller (including any judgments, indemnity payments, amounts received in settlement and payment under any insurance policies) in respect of any Action relating to the Business to which any Seller is a party in any capacity that is based upon or arises out of any event, dispute or other occurrence prior to the Closing Date, to the extent that any of the foregoing are related to the Excluded Liabilities;
          (k) all monies and other proceeds from the sale or other disposition of any Excluded Assets;
          (l) all Intellectual Property of Seller other than the Business Intellectual Property;
          (m) all Contracts of Seller, Seller Parent or their Affiliates other than the Assumed Contracts;
          (n) the assets listed or described in Schedule 2.02(n); and

          (o) all goodwill associated with the Excluded Assets.
     2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following Liabilities, solely to the extent such Liabilities were incurred in the ordinary course of the Business (the “Assumed Liabilities”):
          (a) all Liabilities of Seller arising under the Assumed Contracts (other than Liabilities attributable to any failure by Seller to comply with the terms thereof or otherwise incurred by Seller other than in the ordinary course of Seller’s conducting of the Business prior to the Closing Date); and
          (b) the employment obligations of Seller identified in Article IX.
     2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability or obligation of Seller (or any predecessor owner of all or part of its respective business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other Liabilities and obligations shall be retained by and remain obligations and Liabilities of Seller (all such Liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this Agreement:
          (a) (i) any and all Liabilities and obligations for Taxes relating, in any manner, to the Purchased Assets or the Business for any Pre-Closing Tax Period, whether imposed on or with respect to Seller, AAX or any other member of the Seller Affiliated Group, (ii) any and all Liabilities and obligations of Seller for Taxes (in each case, including any Taxes that arise as a result of the transactions contemplated by this Agreement), and (iii) all liability of AAX as a result of Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee or successor by contract or otherwise imposed on AAX;
          (b) other than as expressly provided in Article IX, any Liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day immediately preceding the Closing Date, including, without limitation, any Liabilities, obligations or claims under any of the Seller Employee Plans listed on Schedule 3.18(i);
          (c) any Environmental Liabilities;
          (d) any Liability, lease, Lien or obligation relating to an Excluded Asset;
          (e) any Liability or obligation not incurred in the ordinary course of Seller’s conducting of the Business;
          (f) all Indebtedness of Seller;

          (g) other than as expressly provided in Article IX, Seller’s obligations to provide vacation time, sick time, personal days, vacation pay and sick pay to the Transferred Employees;
          (h) all Liabilities of Seller resulting from Actions and Orders arising out of or related to the conduct of the Business prior to the Closing Date; and
          (i) any Liabilities of Seller which may be owed to any agent, broker, finder or investment or commercial banker as a result of the transactions contemplated by this Agreement.
     2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or any Seller Party thereto thereunder. Seller Parties and Buyer will use their commercially reasonable efforts (but without any payment of money by Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller Parties and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller Parties would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.
     2.06. Purchase Price.
          (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Buyer agrees to purchase and acquire the Purchased Assets from Seller in exchange for (i) Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000) plus the Purchase Price Adjustment Amount (collectively, the “Adjusted Cash Purchase Price”) and (ii) the assumption of the Assumed Liabilities (the items described in (i) and (ii) above, in the aggregate, referred to herein as the “Purchase Price”).
          (b) The Purchase Price shall be payable as follows:
          (i) Buyer shall pay to Seller the Adjusted Cash Purchase Price by wire transfer in immediately available funds to the Designated Account; and
          (ii) as of the Closing Date, Buyer shall assume the Assumed Liabilities.

     2.07. Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018 on the date hereof (the “Closing Date”), or at such other time or place as Buyer and Seller Parties may agree. All transactions shall be deemed to occur at 11:58 p.m., New York time, on the Closing Date and the Closing shall be effective as of 11:59 p.m., New York time, on the Closing Date.
          (b) Contemporaneously with the execution and delivery of this Agreement, Seller Parties shall deliver or cause to be delivered to Buyer the following:
          (i) this Agreement, duly executed by each Seller Party;
          (ii) the Transition Services Agreement, duly executed by each Seller Party;
          (iii) the Continuation Agreement, duly executed by each Seller Party;
          (iv) the DealerTrack Services Credit Agreement, duly executed by each Seller Party;
          (v) a bill of sale, assignment and assumption agreement, substantially in the form of Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Seller, further evidencing the conveyance to Buyer of the Purchased Assets and effectuating the assignment of the Assumed Contracts;
          (vi) for any of the Business Intellectual Property, the assignment of which is required or permitted to be recorded in the U.S. Patent and Trademark Office, the U.S. Copyright Office or a similar office or authority of any foreign jurisdiction, assignments of such Business Intellectual Property in recordable form in substantially the form of Exhibit E, duly executed by the appropriate Seller Party;
          (vii) such other instruments of transfer reasonably requested by Buyer to transfer to and vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets;
          (viii) copies of resolutions duly adopted by the board of directors or Person or Persons exercising similar authority of Seller Parties and the shareholders of Seller, authorizing and approving Seller Parties’ respective performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Ancillary Agreements, certified by a Secretary or Assistant Secretary of such entity as true and of full force;
          (ix) all Required Consents, in form satisfactory to Buyer;

          (x) Proprietary Information and Inventions Agreement, duly executed by each of the Transferred Employees listed on Schedule 2.07(b)(x);
          (xi) the non-foreign person affidavit described in Section 8.04;
          (xii) the PinPoint Software License, duly executed by JM&A; and
          (xiii) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Buyer or its counsel.
          (c) Contemporaneously with the execution and delivery of this Agreement, Buyer shall deliver or cause to be delivered to Seller Parties the following:
          (i) the cash payment described in Section 2.06(b)(i);
          (ii) this Agreement, duly executed by Buyer;
          (iii) the Transition Services Agreement, duly executed by Buyer;
          (iv) the Continuation Agreement, duly executed by Buyer;
          (v) the DealerTrack Services Credit Agreement, duly executed by Buyer;
          (vi) the Bill of Sale, Assignment and Assumption Agreement, duly executed by Buyer;
          (vii) the PinPoint Software License, duly executed by Buyer;
          (viii) copies of resolutions duly adopted by the board of directors or Person or Persons exercising similar authority of Buyer approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Ancillary Agreements, certified by a Secretary or Assistant Secretary of Buyer as true and of full force;
          (ix) a written waiver of any requirement of any Seller Party to obtain or deliver any of the Required Consents, in form satisfactory to Seller Parties; and
          (x) such other documents and instruments as are required pursuant to this Agreement or as may reasonably be requested by Seller or their counsel.
          (d) To the extent not actually delivered on the date hereof, Seller shall effect physical delivery of the tangible assets included in the Purchased Assets to Buyer by providing Buyer with physical access to the locations of such Purchased Assets. Furthermore, Seller Parties shall cooperate with Buyer after the Closing in the event other Purchased Assets have not been delivered as required by this Agreement.

     2.08. Allocation of Purchase Price.
          (a) As promptly as practicable after the Closing Date and in no event later than December 31, 2009, Buyer shall deliver an allocation prepared by the Valuation Consultant which shall include the AAX Allocation (defined below) (the “Allocation Schedule”) of the Purchase Price and the Assumed Liabilities among the Purchased Assets and the non-competition agreement in Section 5.03 in accordance with the Section 1060 of the Code and the Treasury Regulations thereunder (and any other provision of state, local or foreign Law), and consistent with the AAX Allocation Statement prepared in accordance with Section 2.08(b) below, which Allocation Schedule shall be binding on Seller. Buyer shall provide Seller with a copy of the Allocation Schedule as promptly as practicable after it is completed by the Valuation Consultant. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. Buyer and Seller agree to file all Tax Returns (including IRS Form 8594) consistent with such Allocation Schedule and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service (“IRS”) audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each of Buyer and Seller shall notify the other Parties if it receives notice that the IRS or other Governmental Entity proposes any allocation different than that set forth in such Allocation Schedule. No later than ten (10) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, Buyer shall deliver to Seller, and Seller shall deliver to Buyer, a copy of Buyer’s and Seller’s, respectively, IRS Form 8594.
          (b) As promptly as practicable after the Closing Date, Buyer shall deliver to Seller a statement (the “AAX Allocation Statement”) prepared by the Valuation Consultant setting forth the allocation of the Purchase Price as it relates to the valuation of the Equity Securities of AAX as of the Closing Date (the “AAX Allocation”), together with reasonable supporting detail of the calculation thereof. The AAX Allocation shall be determined solely by the Valuation Consultant and both Parties shall accept the Valuation Consultant’s determination of the AAX Allocation as final and binding, absent manifest error or willful misconduct. The cost of the Valuation Consultant’s review and report shall be borne by Buyer. Based on the AAX Allocation, within five (5) days after being provided with the AAX Allocation Statement, the Seller Parties agree to deliver an amount determined in accordance with Schedule 2.08(b) in immediately available funds to Buyer’s account as designated by Buyer at Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
     Except as set forth in the disclosure schedules (the “Disclosure Schedules”), which Disclosure Schedules are incorporated herein, made a part hereof for all purposes and delivered herewith to Buyer, with disclosures in one such schedule being deemed disclosures in each other schedule provided that it is reasonably apparent on its face that the matter is responsive to the representation to which such other schedules relate, Seller Parties, jointly and severally, hereby represent and warrant as of the date hereof that:

     3.01. Company Existence and Power. Each of Seller and Seller Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. AAX is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida. Seller and AAX have all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as currently conducted, except where the lack thereof would not have a Material Adverse Effect. Each of Seller and AAX is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. Schedule 3.01 correctly sets forth each jurisdiction in which Seller and AAX are qualified or licensed to do business as a foreign Person. True, correct and complete copies of the Organizational Documents of AAX as in effect on the date hereof have been delivered to Buyer, and no amendments thereto are pending. Neither Seller nor AAX is in default under or in violation of any provision of its Organizational Documents.
     3.02. Seller Party Authorization. The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements to which each such Seller Party is a party, and the consummation by each Seller Party of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action on the part of such Seller Party. No other corporate proceedings on the part of any Seller Party are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which each Seller Party is a party has been duly executed and delivered by such Seller Party and constitutes a valid and binding agreement of each such Seller Party, enforceable in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
     3.03. Capital Stock and Securities.
          (a) Seller Parent is the sole holder of all of Seller’s Equity Securities. Seller is the sole holder of all of the Equity Securities of AAX. The authorized Equity Securities of AAX consist of 500,000 shares of common stock, par value $0.001, of which 100,000 shares are duly and validly issued, outstanding, fully paid and nonassessable.
          (b) Neither Seller nor AAX has any outstanding commitments to issue or sell Equity Securities, and no securities or obligations evidencing any such right are outstanding. There are no outstanding obligations, written or otherwise, of any holder of Equity Securities of Seller or AAX to repurchase, redeem or otherwise acquire any Equity Securities. There are no preemptive rights in respect of any Equity Securities of Seller or AAX. Any Equity Securities that were issued and reacquired by Seller or AAX were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and neither Seller nor AAX have any outstanding obligation or Liability with respect thereto.

          (c) Except as set forth on Schedule 3.03(c), neither Seller nor AAX has any Subsidiaries. Except for the Equity Securities of AAX, Seller does not hold any Equity Securities of any other Person that owns or controls any of the Purchased Assets or through which Seller conducts any portion of the Business and the Purchased Assets do not include any Indebtedness or Equity Securities of any Person, other than the Equity Securities of AAX.
     3.04. Governmental Authorization; Consents.
          (a) The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements to which such Seller Party is a party require no action by or in respect of, or filing with, any Governmental Entity.
          (b) Except as set forth on Schedule 3.04(b), no consent, approval, waiver or other action (a “Required Consent”) by any Person under any contract, agreement, indenture, lease, instrument or other document to which such Seller Party is a party or is bound is required or necessary for the execution, delivery and performance by such Seller Party of this Agreement and each of the Ancillary Agreements or for the consummation of the transactions contemplated hereby or thereby.
          (c) The consent of Seller Parent, as sole stockholder of Seller, and Seller’s board of directors is sufficient to authorize Seller to engage in the transactions contemplated by this Agreement and no other approval is required by with their respective Organizational Documents or applicable Law which governs Seller. The approval of the board of directors of Seller Parent is sufficient to authorize Seller Parent to engage in the transactions contemplated by this Agreement and no other approval is required by the Organizational Documents or applicable Law which governs Seller Parent.
     3.05. Non-Contravention. The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements, and the consummation by each Seller Party of the transactions contemplated hereby and thereby, do not and will not: (a) contravene or conflict with its Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.04(a), contravene or conflict with any provision of any Law or Permit binding upon or applicable to either Seller Party, AAX or the Business, except where such contravention or conflict would not have a Material Adverse Effect; (c) assuming the receipt of all Required Consents, constitute a breach or default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or AAX, or to a loss of any benefit, relating to the Business to which Seller or AAX is entitled under any provision of any agreement, contract or other instrument binding upon Seller Party or AAX, except as set forth on Schedule 3.05; or (d) result in the creation or imposition of any Lien on any Purchased Asset.
     3.06. Financial Statements.
          (a) Attached as Schedule 3.06(a)(i) are true and complete copies of the unaudited balance sheets of Seller that relate to the Business and the ProFi business as of December 31, 2008 and 2007, and the related unaudited statements of operations that relate to the Business and the ProFi business for the twelve (12) month periods then ended (the “Financial

Statements”). Attached as Schedule 3.06(a)(ii) are true and complete copies of the unaudited balance sheets of Seller that relate to the Business, the ProFi business and the effects of the restructuring of Seller as of December 31, 2008 and 2007, and the related unaudited statements of operations that relate to the Business , the ProFi business and the effects of the restructuring of Seller for the twelve (12) month periods then ended (the “Additional Financial Statements”).
          (b) (i) The Financial Statements are complete and accurate and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes, statements of cash flows, statements of equity and the calculation of income tax effects and deferred tax assets and liabilities. The Financial Statements fairly present the financial condition and results of operations of Seller with respect to the Business and the ProFi business as of the dates and during the periods indicated therein. All revenues, costs and expenses incurred in connection with the Business and the ProFi business are accurately and completely reflected in the Financial Statements for the periods covered.
          (ii) The Additional Financial Statements are complete and accurate and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes, statements of cash flows, statements of equity and the calculation of income tax effects and deferred tax assets and liabilities. The Additional Financial Statements fairly present the financial condition and results of operations of Seller solely with respect to the Business, the ProFi business and the effects of the restructuring of Seller as of the dates and during the periods indicated therein. All revenues, costs and expenses incurred in connection with the Business, the ProFi business and the effects of the restructuring of Seller are accurately and completely reflected in the Additional Financial Statements for the periods covered.
          (iii) Seller has in place effective internal control over financial reporting that adequately achieves management’s objectives to prepare and rely on the Financial Statements.   During the periods covered by the Financial Statements there have been no changes in Seller’s internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Seller’s internal control over financial reporting.  No unauthorized acquisition, or use or disposition, of Seller’s assets relating to the Business has occurred in any of the periods indicated.
          (c) All of the Assumed Liabilities were incurred by Seller in the ordinary course of business.
     3.07. Absence of Certain Changes. Since the Balance Sheet Date, except as reflected in the Financial Statements or on Schedule 3.07, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been any:
          (a) Material Adverse Change, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay any Seller Party’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;
          (b) payment or grant of any rights relating to the Business by any Seller Party or AAX to any Interested Person, or any charge by any Interested Person to Seller or AAX relating to the Business, or other transaction between Seller or AAX relating to the Business and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of Seller consistent with past practice;
          (c) incurrence, assumption or guarantee by Seller of any Indebtedness for borrowed money with respect to the Business;
          (d) creation or assumption by Seller of any Lien on any Purchased Asset;
          (e) material damage, theft, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset;
          (f) transaction or commitment made, or any contract or agreement entered into, by Seller or AAX relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
          (g) (i) change in any method of Tax or financial accounting or accounting practice; (ii) making of a Tax election or change of an existing election by Seller or AAX; (iii) filing of an amended Tax Return or (iv) settlement or compromise of a Tax claim or Tax refund, in each case, with respect to the Business or the Purchased Assets;
          (h) (i) grant of any severance or termination pay to any Transferred Employee; (ii) entering into of any employment, deferred compensation, severance or other similar plan or agreement (or any amendment to any such existing agreement) with any Transferred Employee; (iii) change in benefits payable under existing severance or termination pay policies of Seller relating to the Business or employment agreements to which any Transferred Employee is a party; or (iv) change in compensation, bonus or other benefits payable to Transferred Employees;
          (i) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union, representative thereof or any other Person to organize any Business Employees;
          (j) terminations and/or layoffs of any Transferred Employee, and Seller has preserved intact and kept available the services of all Transferred Employees;
          (k) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in an amount greater than $10,000, in the aggregate;

          (l) commencement or notice or, to Seller’s Knowledge, threat of commencement of any lawsuit or proceeding against, or investigation of, Seller or its affairs, or the commencement or settlement of any litigation by Seller, each as related to the Business;
          (m) (i) transfer or sale by Seller or AAX of any rights to the Business Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Business Intellectual Property, with any Person (other than customer agreements entered into in the ordinary course of business, substantially in the form of Seller’s form of customer agreement attached as Schedule 3.14(b)); (ii) purchase or other acquisition of Seller of any Intellectual Property or the entering into of any license agreement, distribution agreement, reseller agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person other than in-bound “shrink wrap” end-user licenses; (iii) change in pricing or royalties set or charged by Seller to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to Seller; (iv) entering into or amendment of any agreement with respect to the development of any Intellectual Property; or (v) failure by Seller to take such actions as are reasonable to prosecute, maintain and enforce all Business Intellectual Property in all material respects;
          (n) failure by Seller or AAX to pay when due any amounts owing to any Person, and Seller has not withheld any payments owing to any vendor of products or services;
          (o) made any material change in its accounting principles, policies and practices, except for such change required by reason of a concurrent change in GAAP;
          (p) dispute or disagreement between Seller, on the one hand, and any vendor of products or services to Seller or AAX that are related to the Business, on the other hand; or
          (q) agreement, undertaking or commitment to do any of the foregoing.
     3.08. Personal Property.
          (a) Each of Seller and AAX has good and marketable title to, or in the case of leased personal property, has valid leasehold interests in, all personal property (including machinery and equipment, inventory, receivables and furniture) (whether tangible or intangible) that is part of the Purchased Assets (the “Personal Property”). None of such Personal Property is subject to any Liens, other than the following (collectively, “Permitted Liens”):
          (i) Liens disclosed on the Balance Sheet;
          (ii) Liens for Taxes not yet due and payable (and for which adequate accruals or reserves have been established on the Balance Sheet); or
          (iii) Liens that do not materially detract from the value of the Personal Property as now used, or materially interfere with any present or intended use of the Personal Property.

          (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.
     3.09. Real Property.
          (a) Seller’s Office is sufficient for Buyer to conduct the portion of the Business currently conducted at Seller’s Office without interruption and in the ordinary course of business as it has been conducted by Seller as of the Closing Date.
          (b) The Lease is in good standing and is valid, binding and enforceable (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general, and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity)), and there does not exist under the Lease any default by Seller or, to Seller’s Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other Person. Seller has delivered to Buyer a complete and accurate copy of the Lease, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Lease have been paid.
          (c) Seller is the holder of the lessee’s interest under the Lease and has not assigned the Lease or subleased all or any portion of the premises leased thereunder. Seller has not made any alterations, additions or improvements to the premises leased under the Lease that are required to be removed (or of which lessor could require removal) at the termination of the Lease terms.
     3.10. Sufficiency of Purchased Assets. As of the date of this Agreement, the Purchased Assets (together with the services specifically scheduled in the Transition Services Agreement) constitute all of the assets or property used or held for use in the Business by Seller. The Purchased Assets (together with the services specifically scheduled in the Transition Services Agreement) are sufficient for Buyer to operate the Business without interruption and in the ordinary course of business in the same manner as it has been operated by Seller as of the Closing Date.
     3.11. Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for the Permitted Liens, and licenses to any Purchased Assets listed in Schedule 3.15.
     3.12. No Undisclosed Liabilities. Except as disclosed in the Financial Statements or set forth on Schedule 3.12, there are no Liabilities of the Business (including, without limitation, Liabilities of AAX) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Liability, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which, in the aggregate, are not material to the Business.

     3.13. Litigation. There is no claim, action, suit, investigation or proceeding (or, to Seller’s Knowledge, any basis therefor) pending against, or, to Seller’s Knowledge, threatened against or affecting, the Business, any Purchased Asset or any Transferred Employee, or the transactions contemplated hereby before any Governmental Entity, and Seller is not subject to any Order, and, to Seller’s Knowledge, there are no Orders threatened to be imposed on Seller in respect of the Business or any Purchased Asset.
     3.14. Material Contracts.
          (a) Except as disclosed on Schedule 3.14(a), true, correct and complete copies of all Contracts material to the Business as in effect on the date hereof have been delivered to Buyer and, except for the Assumed Contracts, as of the date of this Agreement, with respect to the Business, neither Seller nor AAX is a party to or subject to, whether written or oral, any:
          (i) lease or sublease of real property, other than the Lease;
          (ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last year Seller paid, in the aggregate, $10,000 or more;
          (iii) sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provide for annual payments to Seller of, or pursuant to which in the last year Seller received, in the aggregate, $10,000 or more;
          (iv) partnership, joint venture or other similar contract arrangement or agreement;
          (v) contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to Indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000, in the aggregate;
          (vi) employment, consulting, severance or change in control agreement, or other contract in respect of the provision of services for the day to day operation of the Business (e.g., with a temporary services agency);
          (vii) Licenses-In or Licenses-Out in respect of any Business Intellectual Property that provide for annual payments of, or pursuant to which in the last year Seller paid or received, in the aggregate, $10,000 or more;
          (viii) agency, dealer, sales representative, reseller or other similar agreement;
          (ix) contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area of the world or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset and that would so limit the freedom of Buyer after the Closing Date;

          (x) contract, agreement, commitment or promise with respect to pricing for Seller’s sale, distribution, license or support of any products or services;
          (xi) contract or commitment with or for the benefit of any Interested Person; or
          (xii) other contract or commitment not made in the ordinary course of business.
          (b) Schedule 3.14(b) sets forth a true and correct copy of the standard form of Customer Contract. Except as set forth on Schedule 3.14(b), neither Seller nor AAX has materially modified the terms and conditions of such Customer Contract. Each Assumed Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.14(a) is a legal, valid and binding agreement of Seller or AAX, as the case may be, and is in full force and effect and will continue as such following the consummation of the transactions contemplated hereby. Seller and AAX have each performed all the obligations required to be performed by it in connection with each Assumed Contract, and neither Seller nor AAX are in default, and, to Seller’s Knowledge, no other party thereto is in default, in any material respect under the terms of any such Assumed Contract, nor, to Seller’s Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.
     3.15. Technology and Intellectual Property.
          (a) Schedule 3.15 sets forth a complete and accurate list of: (i) all Patents, registered and material unregistered Trademarks (including domain names), registered Copyrights and any applications for any of the foregoing, in each case, that is owned or held, by or on behalf of Seller and AAX, for use, or that is being, and/or has been, used, or is currently under development for use, in the Business; (ii) all Business Products; (iii) all licenses, sublicenses and other agreements to which Seller or AAX is a party and pursuant to which Seller or AAX is authorized to use any Business Intellectual Property or exercise any other right with regard thereto (other than commercial off the shelf software which is made available for a total cost of less than $10,000) (“Licenses-In”), and (iv) all licenses, sublicenses and other agreements to which Seller or AAX is a party and pursuant to which Seller or AAX has granted rights to others in Business Intellectual Property (other than customer agreements entered into in the ordinary course of business, substantially in the form of Seller’s form of customer agreement attached as Schedule 3.14(b)) (“Licenses-Out”). The sole assets of AAX are items of Business Intellectual Property and there are no (x) Liabilities in AAX, (y) operations presently conducted in AAX or (z) operations of any kind previously conducted in AAX since December 31, 2006.
          (b) Each item of the Business Intellectual Property is in full force and effect (including, without limitation, current payment of maintenance fees, annuities and the like) and either: (i) owned solely by Seller or AAX free and clear of any Liens or licenses; or (ii) rightfully used and authorized for use by Seller, AAX and each of their successors pursuant to a valid and enforceable written license. No item of the Business Intellectual Property, including without limitation all or any portion of source code, is held in escrow or required to be held in escrow. All of the Business Intellectual Property that is used by Seller or AAX pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such on Schedule 3.15. Seller or AAX has all rights in the Business Intellectual Property necessary to carry out the Business’s former, current and currently planned future activities, including, without limitation (except as noted on Schedule 3.15), rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Business Intellectual Property and Business Products in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.
          (c) Neither Seller nor AAX is in violation or breach of any License-In or License-Out. Except as set forth on Schedule 3.15, neither Seller nor AAX is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller, AAX or Buyer, as successor to Seller and AAX, in the Business Intellectual Property and Business Products.
          (d) Except as set forth on Schedule 3.15, neither the operation of the Business (including, without limitation, the use of the Business Intellectual Property by Seller or AAX) as currently conducted and as currently proposed to be conducted, nor any activity of Seller or AAX, infringes, misappropriates, or conflicts with the rights of any other Person in or to any Intellectual Property, or any other Person’s right of privacy, right in personal data, or moral right (collectively, “Third Party IP Rights”). No claims (i) challenging the validity, enforceability, effectiveness, right to use or ownership by Seller or AAX of, in or to any of the Business Intellectual Property or (ii) to the effect that any activity by Seller or AAX, infringes, misappropriates or conflicts with, or will infringe, misappropriate or conflict with any Third Party IP Rights have been asserted against Seller, AAX or, to Seller’s Knowledge, are threatened by any person nor does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business Intellectual Property, other than review of pending patent applications, and Seller has no Knowledge of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other person. All Business Intellectual Property owned by Seller or AAX that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to Seller’s Knowledge, are valid and enforceable. To Seller’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business Intellectual Property by any third party, employee or former employee.
          (e) Seller and AAX have secured from all Persons (including, without limitation, current and former employees, independent contractors, consultants, development firms and outsourcing firms) engaged by Seller or AAX, as the case may be, who have created or contributed to the discovery or development of any portion of the Business Intellectual Property for Seller or AAX valid and enforceable written assignments of all Intellectual Property arising therefrom to Seller or AAX and have provided true and complete copies of such assignments to Buyer.
          (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of Seller, AAX or Buyer, as successor to Seller and AAX, in any of the Business Intellectual Property.
          (g) Seller and AAX have taken commercially reasonable measures to protect the proprietary nature of the Business Intellectual Property and to maintain in confidence all Trade Secrets included in the Business Intellectual Property, including, without limitation, requiring each employee and consultant or Seller or AAX and any other Person with access to such Trade Secrets to execute a binding confidentiality agreement or employee agreement with confidentiality obligations, copies or forms of which have been provided to Buyer and, to Seller’s Knowledge, there has not been any breach by any party to such confidentiality agreements.
          (h) (i) neither Seller nor AAX has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of the Business Products, (ii) except as set forth on Schedule 3.15, (x) since the acquisition of AAX by Seller, neither Seller nor AAX has provided or disclosed the source code of such Business Product to any Person other than to employees or contractors of Seller and its Affiliates; and (y) prior to the acquisition of AAX by Seller, to the Seller’s Knowledge, AAX did not provide or disclose the source code of such Business Product to any Person other than to employees or contractors of Seller and its Affiliates; and (iii) Schedule 3.15 sets forth a list of all Persons (including, without limitation, current and former employees, independent contractors, consultants, development firms and outsourcing firms) who have created or contributed to the creation or development of any portion of the source code of each Business Product, except for former employees of AAX prior to its acquisition by Seller.
          (i) The Business Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Business Products or equipment upon which the Business Products operate, or the integrity of the data, information or signals the Business Products produce.
          (j) Except as set forth in Schedule 3.15, the Business Products are not bundled with and do not include, incorporate, link or call to or otherwise use any Publicly Available Software and neither Seller nor AAX has used Publicly Available Software in whole or in part in the development of any part of the Business Products in a manner that may subject any Business Product in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.
          (k) Seller and AAX have complied with their publicly available privacy policies relating to the collection, storage, use and onward transfer of all personally identifiable information collected by Seller, AAX or by third parties having authorized access to Seller’s or AAX’s databases or other records.
     3.16. Insurance Coverage. Schedule 3.16 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees, and all such insurance policies and fidelity bonds are in full force and effect. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such insurance policies and fidelity bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2009 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by similarly situated Persons conducting businesses similar to the Business. Seller is not aware of any threatened termination of, or premium increase with respect to, any of such policies or bonds.
     3.17. Compliance with Laws.
          (a) Neither Seller nor AAX is in violation of, nor has violated, any provisions of any Laws applicable to the Business, Seller’s or AAX’s business practices or any owned or leased properties of Seller to which Seller or AAX may be subject. To Seller’s Knowledge, neither Seller nor AAX is under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any Law applicable to the Purchased Assets or the conduct of the Business. Neither Seller nor AAX has conducted any internal investigation or entered into any agreement of any kind concerning any alleged violation of Law applicable to Seller, AAX or the Business (regardless of the outcome of such investigation) on the part of Seller, AAX or any of their respective officers, directors, employees, agents or representatives.
          (b) Seller and AAX are in material compliance with all applicable federal, state and local privacy and anti-SPAM statutes, Laws and regulations including, without limitation, the Gramm-Leach-Bliley Act and Section 5 of the Federal Trade Commission Act.
          (c) Seller has not sold, transferred, disclosed, made available to any third parties or otherwise released for distribution any of its customer files and other customer information relating to its current and former customers (the “Seller Customer Information”). Except for information as provided to sales representatives (which information is subject to a customary confidentiality agreement), no Person other than Seller possesses any claims or rights with respect to use of Seller Customer Information.

          (d) Schedule 3.17(d) contains a complete and accurate list and summary description of all Permits used by Seller in the conduct of the Business, which are the only such Permits necessary to carry on the Business, without causing a Material Adverse Effect, together with the name of the Governmental Entity issuing such Permit. Seller is in compliance with the terms and conditions of such Permits. The Permits set forth on Schedule 3.17(d) are valid and in full force and effect and are transferable by Seller for the benefit of Buyer immediately after giving effect to the transactions contemplated hereby and no notice or additional filings must be made in connection therewith. No loss or expiration of any Permit is pending or, to Seller’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, and to Seller’s Knowledge, there is no basis for any such loss of any Permit. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.
          (e) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Order of any Governmental Entity, except where such default would not have a Material Adverse Effect.
     3.18. Employees.
          (a) Schedule 3.18(a) sets forth, with respect to each Transferred Employee: (i) the name of such employee, the date as of which such employee was originally hired by Seller, the business location of such employee, and whether the employee is on an active or inactive status; (ii) such employee’s position or title and whether such employee is classified as exempt or non-exempt for wage and hour purposes; (iii) such employee’s annualized compensation for each of the calendar years ended December 31, 2006, 2007 and 2008, including base salary, bonus and/or commission and any other forms of compensation; and (iv) severance pay potential and any payments to be made at Closing or otherwise in connection with the transactions contemplated hereby. Schedule 3.18(a) also sets forth a list of all non-competition, non-disclosure, non-solicitation and similar agreements between Seller and each employee of Seller (including any employee of Seller who is on a leave of absence or on layoff status subject to recall) employed in connection with the Business (“Business Employees”). Except as set forth on Schedule 3.18(a), Seller has paid to the Transferred Employees all bonuses due and earned for the calendar year ended December 31, 2008 and the employment of each of the Transferred Employees is terminable by Seller at will.
          (b) Except as set forth on Schedule 3.18(b), no Persons are currently performing services for the Business who are classified other than as employees of Seller, such as “consultants,” “independent contractors,” or “temps” (collectively, “Contingent Workers”). All Persons classified by Seller as Contingent Workers rather than employees have been properly classified and treated as such and have been engaged, compensated and treated in accordance with all applicable Laws and Seller Employee Plans.
          (c) Seller is not a party to or bound by any collective bargaining agreement or other union contract, and Seller has never had and does not have any duty to bargain with any union or labor organization or other person purporting to act as the exclusive bargaining representative of any employees or Contingent Workers of Seller or the Business. There has never been any union organizing activity or any similar activity affecting Seller, the Business or any of the employees of the Business or Seller.
          (d) (i) None of the Transferred Employees has notified or otherwise indicated to Seller Parties that he or she intends to terminate his or her employment with Seller or not to accept employment with Buyer; (ii) all Business Employees have executed Seller’s form confidentiality and proprietary information agreement; and (iii) to Seller’s Knowledge, no Business Employee is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other contract with any third party that would be likely to materially affect in any way the performance by such employee of any of his or her duties or responsibilities as an employee in relation to the Business.
          (e) No representative of Seller has made any representation, promise or guarantee, express or implied, to any Business Employee regarding: (i) whether Buyer intends to retain or offer to retain such employee, or (ii) the terms and conditions on which Buyer may retain or offer to retain such employee, in each case, other than as set forth in this Agreement.
          (f) Seller Parties are and heretofore have been in compliance in all material respects with all applicable Laws respecting labor, employment, employment practices, equal employment opportunity, terms and conditions of employment, occupational safety and health, immigration, wages and hours, the classification and treatment of current and former employees as either exempt or non-exempt for wage and hour purposes, the classification and treatment of workers as either employees or independent contractors, child labor, whistleblower protections and all other anti-retaliation Laws and regulations, payroll taxes, withholdings and deductions, mass layoffs, plant closings, workers compensation, and unemployment insurance, in each case, with respect to the Business. The employees and Contingent Workers of the Business have been, and currently are, properly classified under and treated in accordance with the Fair Labor Standards Act of 1938, as amended, and under and in accordance with any applicable state Law including, without limitation, regarding wages and hours, workers compensation, disability insurance, and unemployment insurance. Seller has not failed to pay any of its employees or Contingent Workers for any wages (including overtime), salaries, commissions, bonuses, benefits or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such individuals.
          (g) Seller, and each Business Employee, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Business Employee will expire during the six (6) month period following the date of this Agreement.
          (h) Except as set forth on Schedule 3.18(h), there are no, and during the past three (3) years there have not been any, formal or informal grievances, complaints, charges, actions, or suits of any nature with respect to labor or employment matters (including, without limitation, involving allegations of employment discrimination, retaliation, wage and hour Laws violations or unfair labor practices) existing, pending or, to Seller’s Knowledge, threatened against or involving Seller Parties with respect to the Business in any judicial, regulatory, administrative or arbitral forum, under any private dispute resolution procedure or internally. None of the employment policies or practices of Seller with respect to the Business or the employees thereof is currently being audited or investigated or, to Seller’s Knowledge, is subject to imminent or threatened audit or investigation by any Governmental Entity. Neither Seller Party has ever implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Plant Closing Law or regulation and no layoffs that could implicate such Laws or regulations are currently contemplated or have been effected within the six (6) months prior to Closing.
          (i) Each Employee Plan (as defined below) maintained by Seller or any entity that is considered a single employer with Seller under Section 414 of the Code or Section 4001(b) of ERISA which covers current, former, or retired employees, members, consultants or other service providers of Seller is listed on Schedule 3.18(i) (each, a “Seller Employee Plan”). “Employee Plan” means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employment, severance or similar contract, arrangement or policy, and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as set forth on Schedule 3.18(i), Seller does not maintain any Employee Plan intended to be qualified under Section 401(a) or 501(c)(9) of the Code and each such plan has received a favorable determination letter from the IRS regarding its qualification and is so qualified. Each Seller Employee Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Seller Employee Plans. There are no pending, threatened or anticipated claims against or otherwise involving any Seller Employee Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Seller Employee Plan activities) has been brought against or with respect to any Seller Employee Plan. All contributions, reserves, or premium payments to Seller Employee Plans, required to have been made through the date hereof have been timely made or properly accrued. Neither Seller nor any entity which is considered a single employer with Seller under Section 414 of the Code or Section 4001(b) of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Employee Plan subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Seller nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement health or welfare benefits for retired or former employees, members or consultants of Seller other than health care continuation benefits required to be provided under applicable Law.
          (j) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, member, or independent contractor of Seller under any Seller Employee Plan, (ii) increase any benefits otherwise payable under any Seller Employee Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

None of the Seller Employee Plans, nor any liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise to be transferred to Buyer and/or its Affiliates as a result of or following the transactions contemplated hereby and the Parties expressly agree that Buyer is not assuming any such Seller Employee Plan or liability.
          (k) Seller is not a government contractor under Executive Order 11246, or otherwise has any affirmative action or prevailing wage obligations under the Law of any Governmental Entity.
     3.19. Environmental Compliance. (i) Seller has complied with all Laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health (collectively, “Environmental Laws”); (ii) Seller has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of ordinary office and/or office cleaning supplies which have been used in compliance with Environmental Laws; (iii) to Seller’s Knowledge, there is not now, nor has there ever been, any underground storage tank or asbestos located at Seller’s Office; (iv) Seller has not conducted, nor is Seller aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at Seller’s Office; and (v) there are no Environmental Liabilities (as defined below). For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or Liabilities under Environmental Laws which (i) arise out of or in any way relate to Seller’s operation of the Business or any real property at any time owned, operated or leased by Seller and used in connection with the Business, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.
     3.20. Customers and Suppliers.
          (a) Schedule 3.20(a) sets forth a list of all current customers, the name of the party that is billing each such customer for Business Products and the name of the particular Business Product (including any features, add-ons or other related products or services offered by Seller) used by each such customer, and identifies the top (20) customers by revenue of Seller for the twelve (12) month period ended December 31, 2008 for the Business Products. Except as set forth on Schedule 3.20(a), all current customers of the Business have executed Seller’s standard agreement in the form set forth on Schedule 3.14(b). Seller has not received notice, written or oral, or is otherwise unaware that any customer (or group of customers under common ownership or control) has suspended, terminated or materially reduced, or indicated its intention to suspend, terminate or materially reduce, its business with Seller, or that it desires to renegotiate the terms of its contract or arrangement with Seller (whether as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise).
          (b) Schedule 3.20(b) sets forth a list of (i) all agents, dealers, sales representatives, resellers, vendors, service providers, suppliers or similar business relation of the Business; (ii) with respect to the top (10) suppliers of Seller solely with respect to the Business for the twelve (12) month period ended December 31, 2008, the volume of business with each such Person during the twelve (12) month period ended December 31, 2008; (iii) each service provider or supplier that is the sole service provider or supplier of any significant product or service to the Business; and (iv) all private labeling information and any ongoing commission or revenue sharing arrangements. Seller has not received notice, written or oral, or is otherwise unaware that any agent, dealer, sales representative, reseller, vendor or supplier has suspended, terminated or materially reduced, or indicated its intention to suspend, terminate or materially reduce, its business with Seller, or that it desires to renegotiate the terms of its contract or arrangement with Seller (whether as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise).
          (c) Schedule 3.20(c) sets forth a list of all current customers that receive subsidies or other financial assistance from a Seller Party or any Affiliate of a Seller Party with respect to a Business Product, and the amount of each monthly subsidy or other financial assistance for each of the past twelve (12) months.
     3.21. Products Warranties; Defects; Liabilities. Each product (including any software product) currently or previously researched, designed, developed, manufactured, sold, licensed, leased, distributed or otherwise made commercially available by Seller in the operation of the Business (the “Business Products”) has been in conformity with all applicable contractual commitments and all applicable express and implied warranties. Seller does not have any Liability or obligation (and, to Seller’s Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any Liability or obligation) for replacement or repair thereof or other damages in connection therewith, except Liabilities or obligations incurred in the ordinary course of business consistent with past practice. Schedule 3.21 includes (i) a copy of the standard terms and conditions of sale, license, or lease for the Business Products and (ii) copies of Seller’s standard form of professional services agreement. No Business Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.
     3.22. Transactions with Affiliates; Intercompany Arrangements.
          (a) Except as set forth on Schedule 3.22(a), there are no agreements, loans, leases, royalty agreements or other continuing transactions between Seller and (i) any officer, director or stockholder of Seller or (ii) any officer, director or stockholder of Seller’s family or any of their Affiliates (“Interested Person”) that encumber or impose a Lien on any of the Purchased Assets. No Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being an officer, director or stockholder of Seller.
          (b) Schedule 3.22(b) describes all affiliated services provided to or on behalf of Seller by any stockholder or Affiliate of Seller and all affiliate transactions or contracts among Seller on the one hand, and any stockholder or Affiliate of Seller on the other hand (including, in each case, the costs charged to or by Seller).

     3.23. Tax Matters.
          (a) Each of Seller and the Seller Affiliated Group has timely filed all Tax Returns on which Seller or AAX, as applicable, is or was required to determine or report its liability for any Tax and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns were true, correct and complete in all respects. No portion of any such Tax Return has been the subject of any audit, action, suit, proceeding, claim, deficiency, assessment or examination by any Governmental Entity (each, a “Tax Proceeding”) and no such Tax Proceeding is pending or, to Seller’s Knowledge (or, as applicable, to the knowledge of the Seller Affiliated Group), threatened. Except as set forth in Section 3.23(a), neither Seller nor the Seller Affiliated Group is currently the beneficiary of any extension of time within which to file any Tax Return, and neither Seller nor the Seller Affiliated Group has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. To Seller’s Knowledge (and, as applicable, to the knowledge of the Seller Affiliated Group), no claim has ever been made by a Tax authority in a jurisdiction where Seller or the Seller Affiliated Group does not file Tax Returns that Seller or the Seller Affiliated Group is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon any of the Purchased Assets (other than Liens for Taxes not yet due and payable).
          (b) Each of Seller and AAX is a member of the affiliated group of corporations that files a consolidated federal income Tax Return pursuant to Section 1501 of the Code of which Seller Parent is the common parent (the “Seller Affiliated Group”). Neither Seller nor AAX has any Liability for the Taxes of any Person (other than other members of the Seller Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any corresponding state, local or foreign law), or as a transferee or successor, or by contract, or otherwise.
          (c) All material Taxes required to have been withheld and paid by Seller, AAX or the Seller Affiliated Group, as applicable, in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party have been withheld and paid, as applicable, (i) by Seller for all taxable periods, (ii) by AAX for all taxable periods or (ii) by the Seller Affiliated Group (other than Seller or AAX) for all taxable periods during which either Seller or AAX was a member of the Seller Affiliated Group.
          (d) Seller is a “United States person” as defined in Section 7701(a)(30) of the Code. AAX is not (and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a United States real property holding corporation.
          (e) As a result of the transactions contemplated by this Agreement, no member of the Seller Affiliated Group will be obligated to make a payment that (i) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign law) and (ii) would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law).
          (f) AAX will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (g) AAX has not distributed any stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Section 355 or Section 361 of the Code.
          (h) No member of the Seller Affiliated Group has engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the Regulations thereunder and similar state or local Tax statutes.
          (i) Other than the Equity Securities of AAX, the Purchased Assets do not include any capital stock or other Equity Securities in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.
          (j) Each of Seller and the Seller Affiliated Group has established, in accordance with GAAP principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Purchased Assets or the operation of the Business or are otherwise incurred in or attributable to the Pre-Closing Tax Period.
     3.24. Finders’ Fees. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Seller Party in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.
     3.25. Representations Complete. None of the representations or warranties made by Seller Parties in this Agreement or any Ancillary Agreement, nor any statement made in any Schedule or certificate furnished by Seller pursuant to this Agreement or any Ancillary Agreement at the Closing, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller Parties that:

     4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
     4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Buyer and constitute a valid and binding agreement of Buyer.
     4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any Governmental Entity.
     4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not contravene or conflict with (i) the corporate charter or bylaws of Buyer or (ii) any provision of any Law or Permit binding upon or applicable to Buyer.
ARTICLE V
COVENANTS OF SELLER PARTIES
     Seller Parties agree that:
     5.01. Confidentiality. Seller is bound by a previously executed Mutual Confidentiality Agreement, dated June 19, 2007, between Seller and Buyer (the “Mutual Confidentiality Agreement”), which Mutual Confidentiality Agreement will continue in full force and effect in accordance with its terms. In addition, Seller Parent hereby acknowledges and agrees to be bound by the terms thereof as if it were a party thereto.
     5.02. Trademarks; Tradenames. Within seven (7) days of the Closing Date, each Seller Party shall, and shall cause their respective Affiliates to, discontinue all use of the Trademarks included in the Purchased Assets, any confusingly similar Trademarks thereto, in any of their forms or spellings, including, without limitation, use in or on any product or service offerings, websites, advertising materials, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.
     5.03. Non-Compete.
          (a) As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the consideration to be paid or provided to Seller in connection with such purchase, each Seller Party agrees that it will not, and shall cause their respective Affiliates not to, at any time for seven (7) years after the Closing

Date anywhere in North America, directly or indirectly, for its own benefit or as agent for another, carry on activities or participate in the ownership of (except as the passive holder of less than one percent (1%) of the outstanding shares of any class of a corporation whose stock is listed on any national or regional securities exchange or quoted in the Nasdaq Stock Market or any successor thereto), or management or control of, or the financing of, or be employed by, or consult for or otherwise render services to, or allow its name or reputation to be used in or by, any present or future business enterprise that competes with the Business; provided, however, that (i) the foregoing restriction shall not in any way restrict the Seller Parties or any of their Affiliates from purchasing or using the services or products of any Person for any purposes, (ii) Seller Parties shall be permitted to use, and to permit their Affiliates to use, F&I department transaction reporting and analysis tools (a) for their own internal business purposes; or (b) as part of a package of products and/or services for the benefit of their retail automobile dealership customers.
          (b) Seller Parties acknowledge and agree that the provisions of this Section 5.03 have been specifically negotiated and carefully tailored with a view to preventing the serious and irreparable injury that Buyer may suffer in the event Seller Parties breach this Section 5.03, and is intended to assure that Buyer receives the full value of the Purchased Assets and the Business, including its goodwill, in consideration of the Purchase Price paid by Buyer hereunder. Seller Parties further acknowledge that a breach by Seller Parties of this Section 5.03 may cause irreparable injury and damage to Buyer, the exact amount of which may be difficult to ascertain, and that the remedies at law for any such breach would be inadequate. Accordingly, if any Seller Party breaches this Section 5.03, Buyer shall be entitled to seek injunctive relief without posting bond or other security and Seller Parties shall not object thereto on the grounds that money damages would be adequate; provided, however, that, Buyer may elect, at its option, to seek damages instead of injunctive relief by virtue of such breach.
          (c) In the event that, despite the express agreement of Buyer and Seller Parties, any provision of this Section 5.03 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the Parties agree that this Section 5.03 shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical areas as to which it may be enforceable, and/or over the broadest competitive activities as to which it may be enforceable, and/or to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.
     5.04. Non-Solicitation. Seller Parties agree, for a period of three (3) years from the Closing Date, that Seller Parties shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit, engage or hire any Transferred Employee to work in any other business or entity; provided, that the foregoing restriction shall not apply: (i) with respect to a particular Transferred Employee, from and after the date that is one hundred and eighty (180) days after such Transferred Employee leaves the employ of Buyer (or any Affiliate of Buyer); or (ii) to any general solicitation by Seller or its Affiliates conducted by means of a general mass media advertisement or internet website posting or by similar means that is not directed specifically to a particular Transferred Employee or any Transferred Employee(s).

     5.05. Audit Assistance. From and after the date of the execution and delivery of this Agreement, to the extent requested by Buyer in connection with (a) any audit of Buyer’s financial statements, (b) any separate presentation to be prepared by Buyer of the financial statements of the Business (including, without limitation, any such separate presentation of the Business as a “significant subsidiary” or a “business acquired” within the meaning of the accounting rules of the Securities and Exchange Commission), or (c) any presentation to be prepared by Buyer of the pro forma effects of Buyer’s acquisition of the Business, Seller Parties shall, and shall cause their auditors to, (i) reasonably cooperate in Buyer’s preparation of such financial statements or pro forma presentation, and (ii) provide, or cause to be provided, any records or other information requested by Buyer in connection therewith, as well as access to, and the cooperation of, the auditors and audit work papers relating to Seller, at the cost and expense of Buyer, provided, however, that, in addition to Buyer’s remedies in Article X, in the event of a breach of Section 3.06(a) or Section 3.06(b)(i), any audit of the Financial Statements undertaken by Buyer shall be completed with the reasonable cooperation of Seller and Seller’s auditors and at the cost and expense of Seller Parties. Such pro forma financial statements will be prepared by Buyer, and are the sole responsibility of Buyer.
     5.06. Transitional Assistance. Seller shall not take any action which is designed, intended or would reasonably be anticipated to have the effect of discouraging its Affiliates, customers, suppliers, vendors, manufacturers, service providers, employees, lessors, licensors and other business relations of Seller from maintaining the same business relationships with Buyer and its Affiliates after the date of this Agreement.
     5.07. Purchase Price Adjustment Amount. Seller Parties agree and represents that the Purchase Price Adjustment Amount set forth in Schedule 5.07 is (i) equal to Ninety-Eight Thousand One Hundred Forty-One Dollars ($98,141); and (ii) prepared on basis consistent with the Financial Statements.
ARTICLE VI
COVENANT OF BUYER
     Buyer agrees that:
     6.01. Confidentiality. Buyer is bound by the Mutual Confidentiality Agreement, which Mutual Confidentiality Agreement will continue in full force and effect in accordance with its terms.

ARTICLE VII
COVENANTS OF BOTH PARTIES
     The Parties hereto agree that:
     7.01. Further Assurances.
          (a) Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements and to vest in Buyer (i) good and marketable title to the Purchased Assets and (ii) the assumption of the Assumed Liabilities.
          (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
     7.02. Certain Filings. The Parties shall cooperate with each other (a) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     7.03. Public Announcements. Each Party agrees that it will not originate any publicity, press release or public announcements, written or oral, whether to the public or press, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms without the prior written consent of the other Party; provided, that each Seller Party acknowledges that Buyer will make such announcements and disclosures that it deems necessary or advisable, including, for the avoidance of doubt but not limited to, those disclosures required by applicable Law or any securities exchange or Nasdaq, and the issuance of a press release announcing this transaction and participation in a publicly accessible conference call to discuss the transactions contemplated by this Agreement.

ARTICLE VIII
TAX MATTERS
     8.01. Apportioned Obligations.
          (a) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Tax Period and Post-Closing Tax Period or portions thereof. Seller shall be liable for the amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the amount of such Taxes that is attributable to the Post-Closing Tax Period. Within ninety (90) days after the Closing, each of Buyer and Seller shall present a statement to the other setting forth the amount of reimbursement to which Buyer and Seller, respectively, is entitled under this Section 8.01(a), together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the Party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt by Seller of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate Governmental Entity; provided, that if such bill covers the Pre-Closing Tax Period, Seller shall also remit to Buyer prior to the due date of assessment payment for the amount of such bill that is attributable to the Pre-Closing Tax Period. If Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.01(a), Seller or Buyer, as the case may be, shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.01 and not made within thirty (30) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid. If either Party objects to any amount owed by such Party under this Section 8.01(a), such Party shall, as promptly as practicable, notify the other Party in writing that it so objects, specifying with particularity any such objection and the basis for any such objection. If a notice of objection shall be duly delivered, the Parties shall negotiate in good faith to resolve their disagreement. If the Parties have not resolved their disagreement within ten (10) days after delivery of such notice, they shall refer the matter for resolution to an accounting firm of recognized national standing mutually agreed upon by the Parties, the decision of which shall be binding on the Parties. The costs, fees and expenses of such accounting firm shall be borne equally by the Parties.
          (b) All Taxes other than the Apportioned Obligations (such as income Taxes and payroll and similar Taxes) relating to the Purchased Assets shall be determined based on a closing of the books as of the close of business on the Closing date (as if the Closing Date was the end of the taxable period).

     8.02. Filing Tax Returns for AAX; Payment of Taxes.
          (a) For all Pre-Closing Tax Periods (including a short taxable year ending on the Closing Date), (i) Seller Parent shall cause AAX to join in Seller Parent’s consolidated, combined or unitary income Tax Returns (such Tax Returns, the “Pre-Closing Consolidated Returns”), (ii) shall include the income of AAX (including any deferred items triggered under Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on such Pre-Closing Consolidated Returns and (iii) shall file or cause to be timely filed (including all valid extensions) such Pre-Closing Consolidated Returns. All Pre-Closing Consolidated Returns shall be prepared and filed in a manner (x) consistent with prior practice, except as required by a change in applicable Law, and (y) in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (or corresponding provisions of state and local law). Seller Parent shall pay (or cause to be paid) any and all Taxes with respect to the Tax Returns described in this Section 8.02(a). The Seller Parent shall provide a copy of the portions of such Tax Returns relating to AAX to Buyer for its review and comment at least thirty (30) days prior to the filing of such Tax Returns (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). If Buyer, within ten (10) days after delivery of any such Tax Return, notifies Seller Parent in writing that it objects to any of the items in such Tax Return (specifying with particularity any such objection and the basis for any such objection), Seller Parent and Buyer shall attempt in good faith to resolve the dispute and, if they are unable to do so, shall refer the matter for resolution to an accounting firm of recognized national standing mutually agreed upon by the Parties, the decision of which shall be binding on the Parties and the costs, fees and expenses of which shall be borne equally by the Parties. Seller Parent shall not amend any Pre-Closing Consolidated Return in a manner that could reasonably be expected to adversely impact AAX or Buyer or its Affiliates in a Post-Closing Tax Period, without the prior written consent of Buyer, which shall not be unreasonably withheld.
          (b) Buyer shall timely file or cause to be timely filed (including all valid extensions) all Tax Returns required to be filed after the Closing Date for AAX, other than the Pre-Closing Consolidated Returns referred to in Section 8.02(b).
          (c) To the extent that the Tax Returns referred to in Section 8.02(b) relate to any Straddle Period, Buyer shall prepare such Tax Returns in a manner consistent with prior practice, except as required by a change in applicable Law. All such Straddle Period Tax Returns shall be submitted to the Seller Parent no later than thirty (30) days prior to the due date for the filing of such Tax Returns (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for Seller’s review and comment. If Seller Parent, within ten (10) days after delivery of any such Tax Return, notifies Buyer in writing that it objects to any of the items in such Tax Return (specifying with particularity any such objection and the basis for any such objection), Seller Parent and Buyer shall attempt in good faith to resolve the dispute and, if they are unable to do so, shall refer the matter for resolution to an accounting firm of recognized national standing mutually agreed upon by the Parties, the decision of which shall be binding on the Parties and the costs, fees and expenses of which shall be borne equally by the Parties.

          (i) In the case of any Straddle Period, all real property Taxes, personal property Taxes and similar ad valorem obligations (the “Other Taxes”) levied with respect to AAX allocable to the Pre-Closing Tax Period shall be equal to the amount of such Other Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period.
          (ii) In the case of any Straddle Period, all Taxes other than Other Taxes (such as income Taxes and payroll and similar Taxes) with respect to AAX shall be determined based on a closing of the books as of the close of business on the Closing date (as if the Closing Date was the end of the taxable period).
     8.03. Tax Cooperation; Tax Proceedings.
          (a) Each of Buyer and Seller Parties agrees to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the preparation and filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Subject to the control provisions of Section 8.03(b), Buyer and Seller Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets. In addition, Buyer and Seller Parties each agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 8.03(a) for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or any Seller Party) and each such Party agrees to afford the other reasonable access to such records during normal business hours.
          (b) If any Tax Proceeding shall be commenced, or a claim shall be made, by any taxing authority, which might result in an indemnity payment pursuant to Section 10.02, the party receiving notice of such Tax Proceeding or claim shall promptly notify the other party in writing of such Tax Proceeding or claim; provided, however, that failure to give such notice shall not affect the indemnification obligations under Section 10.02 unless such failure materially prejudices the indemnifying party.
          (i) Seller Parent (or such member of the Seller Affiliated Group as Seller Parent shall designate) shall have the sole right to represent the interests of the members of the Seller Affiliated Group and to employ counsel of its choice at its expense in any Tax Proceeding for any Pre-Closing Tax Period and any other matter resulting in any asserted Tax liability with respect to which the Seller Parties provide indemnification under Section 10.02; provided, however, that Seller Parent shall not settle (nor permit any settlement of) such Tax Proceeding in a manner that could reasonably be expected to adversely impact AAX or Buyer or its Affiliates in a Post-Closing Tax Period, without the prior written consent of Buyer, which shall not be unreasonably withheld.
          (ii) Buyer (or its designee) shall have the sole right to control any Tax Proceeding with respect to all Taxes of AAX for any Post-Closing Tax Period.

          (iii) Seller Parent and Buyer (or their respective designees) shall jointly control any Tax Proceeding relating to the Straddle Period.
          (c) To the extent any conflict exists between this Section 8.03 and Section 10.04 with respect to Taxes, this Section 8.03 shall govern.
     8.04. FIRPTA Certificate. On or prior to the Closing Date, Seller shall deliver to Buyer a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and substantially in form and substance required under the Treasury Regulations Section 1.1445-2(b) stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.
     8.05. Transfer Taxes. Seller shall (i) be responsible for (and shall indemnify and hold harmless Buyer against) any and all Liabilities for Transfer Taxes, regardless of the Person responsible for such Transfer Taxes under applicable Law and (ii) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes.
     8.06. Tax Sharing Agreements. All tax-sharing agreements or similar arrangements with respect to or involving the Purchased Assets (including AAX) shall be terminated as of the Closing Date and, after the Closing Date, neither Buyer nor AAX shall be bound thereby or have any liability thereunder.
ARTICLE IX
EMPLOYEE MATTERS
     9.01. Employees. As of the Closing Date, Buyer or an Affiliate thereof will offer employment to certain employees of the Business who are listed on Schedule 9.01 and are actively employed by Seller immediately prior to the Closing Date in accordance with the Offer Letters substantially in the form attached hereto as Exhibit F (all such employees who accept employment with Buyer shall be referred to herein as “Transferred Employees”). In addition, Buyer or an Affiliate thereof may make offers of employment to any employee of the Business who is, as of the Closing Date, absent due to illness or short-term disability or other approved leave of absence (including under the Family and Medical Leave Act or similar Law) which employment with Buyer or an Affiliate thereof (if accepted) shall be effective upon such employee’s return from such leave and, at that time, such employee would be deemed a Transferred Employee. Any offer of employment by Buyer or an Affiliate thereof pursuant hereto shall provide the given employee/offeree an initial base compensation or wage rate that is no less favorable than such employee’s Current Salary. “Current Salary” means, with respect to each Transferred Employee, the current annual base targeted salary, which includes both fixed and variable compensation, of each such employee as of the Closing Date, in each case, as set forth in Schedule 9.01 hereto. In addition, each Transferred Employee will be eligible for bonuses, if any, in accordance with the bonus policy and procedures of Buyer (or whichever Affiliate of Buyer employs such Transferred Employee) on the same terms and conditions as similarly situated employees of Buyer or the applicable Affiliate. In the event that Buyer or an

Affiliate thereof terminates any Transferred Employee during the six-month period following the Closing Date, Buyer shall pay the severance amount set forth in Schedule 9.01, provided, however, that no severance amounts shall be payable by Buyer under this Section 9.01 in the event that such Transferred Employee is terminated for Cause. For purposes of this Section 9.01, “Cause” will be deemed to exist if, in the sole reasonable discretion of Buyer, Buyer determines that, a Transferred Employee: committed an act of fraud or embezzlement upon Buyer or any of its Affiliates; committed any willful act intended to injure the reputation, business, or any business relationship of Buyer or any of its Affiliates; was found by a court of competent jurisdiction to have committed a felony; refused or failed to perform his or her duties in a competent and professional manner; or violated his or her obligations under the Proprietary Information and Inventions Agreement. Nothing in this Agreement shall limit the right of Buyer or any of its Affiliates to (i) modify the salary or wage level of any Transferred Employee at any time after the six-month period following the Closing Date or (ii) terminate the employment of any Transferred Employee at any time and for any reason, including without Cause, subject to payment of severance as provided above for any such termination without Cause effective during the six-month period immediately following the Closing Date.
     9.02. Employee Obligations. Except as may otherwise be specifically provided in this Agreement, neither Buyer nor any of its Affiliates shall have any Liability or obligation with respect to (a) any current or former employee of Seller who does not become a Transferred Employee, regardless of when such Liability or obligation arises, arose, occurs or occurred (whether on, prior to or after the Closing Date); or (b) any Transferred Employee based on or arising out of any act, occurrence, omission, policy or practice on or before the Closing Date or taken by or on behalf of Seller or its Affiliates at any time. As set forth in Section 2.04(b), Seller shall retain any Liabilities, obligations or claims which are incurred under any Seller Employee Plan and Buyer shall have no responsibility or liability for the payment of any such benefits, Liabilities, obligations or claims. Buyer shall only be responsible for the payment of all wages, salaries and other compensation and employee benefits (including, any severance pay, notice pay, insurance, supplemental pension, deferred compensation, bonuses, retirement, vacation time or other paid time off, and any other benefits, premiums, claims and related costs) to any of the Transferred Employees relating to or arising out of (and after the commencement of) their employment with Buyer or any of its Affiliates.
     9.03. COBRA. Seller will be responsible for providing continuation coverage and all related notices to the extent required by Law to any employee of Seller or qualified beneficiary who incurs or incurred a qualifying event under COBRA on or before the Closing Date, including, without limitation, those qualifying events arising in connection with the consummation of the transactions contemplated by this Agreement.
     9.04. No Third-Party Beneficiaries. Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intend for this Article IX to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or any dependents or beneficiaries of such employees, shall be treated as third-party beneficiaries of this Article IX.
     9.05. Plant Closing Laws. The Parties shall cooperate to avoid the incurrence of liability to any employee under any Plant Closing Law. To the extent that liability may be incurred, Seller shall be liable for and indemnify and hold harmless Buyer with respect to any liability relating to any employee who is not a Transferred Employee. The employment with Seller of all employees of the Business to whom Buyer makes an offer of employment as contemplated by this Article IX and who accept such offer, shall be terminated by Seller immediately prior to the Closing Date; and Seller shall be solely responsible for providing any and all written notices to employees of the Business (including, without limitation, the Transferred Employees and non-Transferred Employees), to any employee bargaining representatives or unions, to any applicable state and local dislocated workers units, and any other Governmental Authority pursuant to the WARN Act or any other Plant Closing Laws to the extent such notices are required at any time up to and including the Closing Date as a result of any employment loss, termination, mass layoff, or plant closure due to the transactions contemplated by this Agreement.
     9.06. Cooperation. Subject to applicable law (including any privacy laws), Seller shall provide promptly to Buyer and prior to the Closing Date, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the employees of the Business to whom Buyer intends to make offers as contemplated by Section 9.01 above. Seller Parties shall each cooperate with Buyer and shall provide to Buyer such documentation, information, assistance, and access to Seller’s employees employed in connection with the Business as is reasonably necessary to effect the provisions of this Article IX.
     9.07. Unemployment Insurance. Seller shall cooperate with Buyer, at its request, to transfer Seller’s respective unemployment insurance ratings and experience to Buyer.
     9.08. Employee Wages Tax Reporting. The Parties agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320 (Aug. 18, 2004) for wage reporting with respect to the Transferred Employees.
ARTICLE X
SURVIVAL; INDEMNIFICATION
     10.01. Survival.
          (a) All covenants and agreements set forth in this Agreement, the Ancillary Agreements or in any writing or certificate delivered pursuant to or in connection herewith or therewith or the transactions contemplated by this Agreement shall survive the Closing Date, any investigation by or on behalf of any Party hereto and shall continue until the date set forth in each such covenant, agreement or obligation and, if no such date is set forth therein, then indefinitely.
          (b) The representations and warranties of Seller Parties contained in this Agreement, any Ancillary Agreements or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date and shall terminate at 5:00 p.m.,

New York time, on the date which is twenty-four (24) months after the Closing Date (the “Expiration Date”), except (i) as to any matter to which any member of Buyer Group or Seller Group (each as defined below) has made a bona fide claim for indemnification pursuant to the terms of this Agreement on or prior to such date, in which case all such matters shall survive the expiration of such period until all such claims are finally resolved and any obligations with respect thereto are fully satisfied in accordance with the terms hereof; (ii) with respect to the representations and warranties of Seller Parties relating to Tax matters (including, without limitation, those set forth in Section 3.23 or Article VIII hereof), which shall survive for a period of thirty (30) days after the expiration of the applicable statutes of limitation (giving effect to any waiver or extension thereof); (iii) with respect to the representations and warranties of Seller Parties set forth in Section 3.10 (Sufficiency of Purchased Assets) and Section 3.15 (Technology and Intellectual Property), which shall survive for a period of four (4) years after the Closing Date, and (iv) with respect to the representations and warranties of Seller Parties set forth in Section 3.01 (Company Existence and Power), Section 3.02 (Seller Party Authorization), Section 3.03 (Capital Stock and Securities), Section 3.04 (Governmental Authorization; Consents) and Section 3.24 (Finders’ Fees), which shall survive for a period of thirty (30) days after the expiration of the applicable statutes of limitation (giving effect to any waiver or extension thereof) (the matters in (ii), (iii) and (iv) are sometimes hereinafter referred to as “Surviving Representations”).
          (c) The representations and warranties of Buyer contained in this Agreement, any Ancillary Agreement or in any writing or certificate delivered pursuant to or in connection herewith or therewith shall survive the Closing Date and shall terminate on the Expiration Date.
          (d) Any investigation or other examination that may have been made or may be made at any time by or on behalf of the Party to whom representations and warranties are made in this Agreement, any Ancillary Agreement or any writing or certificate delivered pursuant to or in connection herewith or therewith shall not limit, diminish or in any way affect such representations and warranties, and the Parties may rely on such representations, warranties and covenants irrespective of any information obtained by them by any investigation, examination or otherwise.
     10.02. Indemnification by Seller Parties. As a material inducement to Buyer’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets and for the Purchase Price to be paid or provided to Seller in connection with such purchase, Seller Parties, jointly and severally, shall, subject to the limitations set forth in this Article X, indemnify, defend and hold harmless Buyer, its officers, directors, employees, members, agents and Affiliates (the “Buyer Group”) against any and all claims, losses, Liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense as well as costs and expenses of an Indemnified Party associated with any action, suit or proceeding to enforce this Article X, including reasonable attorney’s fees and expenses (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by any member of the Buyer Group, directly or indirectly, as a result of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of Seller Parties set forth herein;

          (b) any breach or nonperformance of any covenants or agreements made by Seller Parties in or pursuant to this Agreement (including, without limitation, any Ancillary Agreement to which a Seller Party is a party and any breach of Section 2.08(b)); or
          (c) any failure by Seller Party to retain, or nonperformance of either Seller Party with respect to, any Excluded Liability.
     10.03. Buyer Indemnification Obligations. As a material inducement to Seller Parties’ willingness to enter into and perform this Agreement and to sell the Purchased Assets for the Purchase Price to be paid or provided to Seller in connection with such purchase, Buyer agrees, subject to the limitations set forth in this Article X, to indemnify Seller Parties, its officers, directors, employees, members, agents and Affiliates (the “Seller Group”) against any and all Losses incurred or suffered by a member of Seller Group arising out of or relating to:
          (a) any misrepresentation or breach of a representation or warranty of Buyer set forth herein;
          (b) any breach or nonperformance of any covenants or agreements made by Buyer in or pursuant to this Agreement (including, without limitation, any Ancillary Agreement);
          (c) any breach of Buyer’s obligations to pay to Seller the Purchase Price in accordance with Section 2.06; or
          (d) any failure by Buyer to assume, or nonperformance by Buyer with respect to, any Assumed Liability.
     10.04. Indemnification Procedures.
          (a) Any Party seeking indemnification under Section 10.02 or 10.03 (each, an “Indemnified Party”) shall give prompt written notice (the “Notice of Claim”) to the other Party (the “Indemnifying Party”) of any Loss in respect of which the Indemnified Party has a duty to indemnify such Indemnified Party under this Agreement, and the Notice of Claim shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement, the Ancillary Agreement or the writing or certificate delivered pursuant to or in connection herewith or therewith to which the Notice of Claim relates and the amount of the Loss involved (or, if not determinable, a reasonable good faith estimate of the amount of the Loss involved); provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third-party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice; provided further, however, that no Notice of Claim with respect to a breach of a representation or warranty shall be given after the Expiration Date (for the representations and warranties that terminate as of such date) or the applicable date for the expiration of such other representation or warranty as provided in Section 10.01.
          (b) If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the

Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and there exists a conflict of interest between the interests of the Indemnifying Party, on the one hand, and those of the Indemnified Party, on the other hand, with respect to such claim, the Indemnified Party may retain counsel satisfactory to it and to the Indemnifying Party and the reasonable fees and expenses of counsel to the Indemnified Party shall be considered Losses for purposes of this Agreement. Notwithstanding anything to the contrary contained herein, in the event that any Indemnified Party determines in its reasonable judgment that there is a probability that a claim, suit, action or proceeding may materially adversely affect (it being understood by the Parties that any action relating to Taxes and/or Intellectual Property shall be deemed to “materially adversely affect”) such Indemnified Party’s rights under this Agreement other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, then such Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. The Party controlling such defense shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.
          (c) Neither the Indemnifying Party nor any Indemnified Party shall agree to any settlement of any claim, suit, action, cause of action suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. For purposes hereof, a party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the other party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.
     10.05. Methods of Payment; Limitations.
          (a) Any claims by members of the Buyer Group for indemnification pursuant to this Article X shall be satisfied directly by Seller Parties, jointly and severally, in accordance with this Article X, and any claims by members of the Seller Group for indemnification pursuant to this Article X shall be satisfied directly by Buyer in accordance with this Article X.
          (b) Seller Parties shall have no obligation to indemnify the Buyer Group under Section 10.02(a) until the aggregate of all Losses suffered or incurred by the Buyer Group exceeds One Hundred Thousand Dollars ($100,000) (the “Threshold Amount”), and once the Threshold Amount has been reached, Seller Parties, jointly and severally, shall indemnify the Buyer Group for all Losses, including those Losses below the Threshold Amount. Notwithstanding the foregoing, the Threshold Amount shall not apply to any claims made for breaches of the payment obligations set forth in Section 2.08(b). Except for claims made pursuant to Section 10.02(b) or (c), the total aggregate Liabilities of Seller Parties under this Agreement shall not exceed an amount equal to the Purchase Price.

          (c) Buyer shall have no obligation to indemnify Seller Group under Section 10.03(a) until the aggregate of all Losses suffered or incurred by the Seller Group exceeds the Threshold Amount, and once the Threshold Amount has been reached, Buyer shall indemnify Seller Group for all Losses, including those Losses below the Threshold Amount. Notwithstanding the foregoing, the Threshold Amount shall not apply to any claims made for breaches of Section 2.06. Except for claims made pursuant to Section 10.03(b) or (c), the total aggregate Liabilities of Buyer under this Agreement shall not exceed an amount equal to the Purchase Price.
          (d) For purposes of calculating Losses with respect to the breach by a Party of any representation or warranty in this Agreement, any qualification or limitation of a representation by reference to materiality of matters stated therein shall be disregarded.
          (e) Except to the limited extent expressly set forth in Section 5.05 (Audit Assistance) with respect to breaches of Sections 3.06(a) and 3.06(b)(i), from and after the date hereof, the indemnification provisions provided in this Article X shall be the exclusive remedy available to the Parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the Parties to this Agreement; provided, however, that, notwithstanding the foregoing, nothing in this Agreement shall limit (i) any right or remedy for fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance for such breaches, including, without limitation, with respect to breaches of Article V of this Agreement. Notwithstanding the foregoing, in the event a Seller Party makes a payment under Section 4.1(d) of the Transition Services Agreement because of a dealer customer termination, such a termination shall not give rise to any breach of a representation or warranty set forth in this Agreement.
     10.06. Treatment. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price for income Tax purposes.
ARTICLE XI
MISCELLANEOUS
     11.01. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:
          if to Buyer, to:
DealerTrack Holdings, Inc.

1111 Marcus Avenue
Suite M04
Lake Success, NY 11042
Attn: General Counsel
Telephone: (516) 734-3606
Facsimile: (516) 734-3805
with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Kenneth J. Gordon, Esq.
Telephone: (617) 570-1000
Facsimile: (617) 523-1231
          if to Seller Parties, to:
JM Family Enterprises, Inc.
JM Dealer Services, Inc.
100 Jim Moran Blvd.
Deerfield Beach, FL 33442
Attn: President
Telephone: (954) 429-2000
Facsimile: (954) 363-4214
with a copy to:
JM Family Enterprises, Inc.
111 Jim Moran Blvd.
JMFDF018
Deerfield Beach, FL 33442
Attn: Legal Department
Telephone: (954) 949-4400
Facsimile: (954) 429-2601
     11.02. Amendments; Waivers.
          (a) This Agreement may be amended only if such amendment is in writing and signed by Buyer and each Seller Party.
          (b) Any provision of this Agreement may be waived by a Party if the waiver is in writing and signed by the Party to be bound. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach of the same term or condition or as a waiver of any other term or condition of this Agreement.

          (c) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     11.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
     11.04. Assignability; Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, (i) Buyer may assign this Agreement or any of its rights hereunder without the prior written consent of any other Party to (x) any Affiliate of Buyer or (y) in connection with a Change in Control of Buyer; and (ii) Seller Parties may assign this Agreement or any of its rights hereunder without the prior written consent of any other Party to (x) any Affiliate of Seller Parties or (y) in connection with a Change in Control of Seller Parent.
     11.05. Governing Law; Jurisdiction. This Agreement and the Ancillary Agreements shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to the principles of conflicts of Laws thereof. For the purposes of establishing the Parties’ rights hereunder, each Party hereto hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the State of New York located in the City of New York and the courts of the United States of America located in the City of New York in connection with any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each Party hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in accordance with the foregoing sentence, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     11.06. Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING, INCLUDING WITHOUT LIMITATION, IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING TO ENFORCE ARTICLE X (INDEMNIFICATION).
     11.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto.

     11.08. Entire Agreement. This Agreement, the Mutual Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. No representation, statement, fact, inducement, promise, understanding, condition or warranty not set forth in this Agreement (including the Schedules hereto) has been made or relied upon by either Party hereto. None of the provisions of this Agreement (including the Schedules hereto), the Mutual Confidentiality Agreement or any Ancillary Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder or thereunder.
     11.09. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
     11.10. Rules of Construction; Etc. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the Ancillary Agreements and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation;” (vi) the word “or” shall be disjunctive but not exclusive; (vii) the word “agreement” shall mean any contract, commitment or other agreement, whether oral or written, that is legally binding; and (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless otherwise provided, and shall be counted from the day immediately following the date from which such number of days are to be counted. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the Parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER	SELLER

DealerTrack AAX, Inc., a Delaware corporation	JM Dealer Services, Inc., a Delaware corporation

By:	By:

Title:	Title:

SELLER PARENT

JM Family Enterprises, Inc., a Delaware corporation

By:

Title:

     The following Exhibits and Schedules to the Asset Purchase Agreement have been omitted or partially omitted in accordance with Item 601(b)(2) of Regulation S-K.

EXHIBITS

Exhibit A -	Form of Transition Services Agreement

Exhibit B -	Form of Continuation Agreement

Exhibit C -	Form of DealerTrack Services Credit Agreement

Exhibit D -	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit E -	Form(s) of Assignments of Business Intellectual Property

Exhibit F -	Form of Offer Letter

Exhibit G -	Form of PinPoint Software License
SCHEDULES
Disclosure Schedules

     DealerTrack Holdings, Inc. will furnish supplementally a copy of any omitted or partially omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that DealerTrack Holdings, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.